Exhibit 99.2

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF QUARTERLY NET SERVICES REVENUE (U.S. GAAP)

TO QUARTERLY GROSS BILLINGS

(In thousands)

(Unaudited)

	Three Months Ended
	Mar. 31, 2003	Dec. 31, 2002	Sept. 30, 2002	Jun. 30, 2002	Mar. 31, 2002
Net services revenue	$10,409	$10,477	$10,626	$9,724	$8,485
Difference between the amount invoiced to our clients’ customers and the amount earned by us under the transaction	4,753	3,410	2,683	949	132

Gross billings	$15,162	$13,887	$13,309	$10,673	$8,617